Exhibit 99.1

PRESS RELEASE

CYTODYN APPOINTS ANTHONY D. CARACCIOLO TO SERVE AS A MEMBER OF THE BOARD OF DIRECTORS

Lutz, Florida, December 20, 2011 – CytoDyn Inc, (“the Company”)(OTC QB:CYDY), a biotechnology company focused on the development of new therapies for combating infection with immune deficiency virus and other antibody applications, announced today that the board of directors of the Company unanimously approved the addition and election of Anthony D. Caracciolo to serve as a member of the Company’s board of directors.

Mr. Caracciolo was formerly employed at Gilead Sciences, Inc. (“Gilead”), a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need, from 1997 until retiring in October of 2010. During his tenure, Mr. Caracciolo served as Senior Vice President, Manufacturing and Operations and was a senior member of Gilead’s executive committee, which was responsible for the strategic and operational direction of Gilead. During Mr. Caracciolo’s tenure at Gilead, Gilead grew from 300 employees to approximately 4,000 worldwide, with commercial activities in 38 countries. In addition, Gilead’s sales rose from $200 million to over $7 billion. While at Gilead, Mr. Caracciolo had responsibilities of directing operational and strategic imperatives for two manufacturing sites, development of a portfolio of contract manufacturing organizations, producing over fifty percent of Gilead’s commercial products, informational technology, compliance assurance associated with aseptic processing, product development, optimization, technology transfers, and supervision of over 600 employees at six global locations.

“The Company is very fortunate to have Mr. Caracciolo join our board of directors, and as the Company continues to evolve, improve and develop its strategic capabilities, the Company will benefit from Mr. Caracciolo’s broad experience and knowledge,” commented Kenneth J. Van Ness, President and Chief Executive Officer of the Company.

Forward Looking Statements

The Press Release includes forward-looking statements and includes forward-looking information within the meaning of United States securities laws. These statements and this information represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, of which many are beyond the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements or forward-looking information. The words “believe,” “estimate,” “expect,” “intend,” “attempt,” “anticipate,” “foresee,” “plan,” and similar expressions and variations thereof, identify certain of such forward-looking statements or forward-looking information, which speak only as of the date on which they are made. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements or on this forward-looking information.

For more information please contact:

Douglas E. Jacobson

Controller

(813) 527-6969

For more information about Cytolin®, CytoFeline and the Company please go to www.cytodyn.com.